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                                                                    Exhibit 99.1

           QUEST DIAGNOSTICS TO COMPLETE CEO TRANSITION ON MAY 4, 2004
       -- Surya N. Mohapatra, Ph.D., to Become Chief Executive Officer --
          -- Kenneth W. Freeman to Continue as Chairman Of The Board --

TETERBORO, N.J., April 22, 2004-- Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced today that Surya N. Mohapatra, Ph.D., will be appointed President and Chief Executive Officer on May 4, 2004, the date of the Annual Meeting of Stockholders, completing the CEO succession plan announced in November, 2003. Dr. Mohapatra, who is currently President and Chief Operating Officer, succeeds Kenneth W. Freeman, who will continue as Chairman of the Board through December 14, 2004.

"The transition has gone extremely well," said Dan C. Stanzione, Ph.D., Lead Independent Director and Governance Committee Chairman. "We look forward to Surya's leadership and Ken's ongoing contributions as Chairman."

Under the succession plan announced in November, Mr. Freeman was expected to remain as Chairman until May, 2005. However, as a result of a more rapid transition of executive responsibilities, the Board and Mr. Freeman have agreed that he will step down as Chairman several months sooner than originally planned but will remain available to provide consulting services to the company through early May, 2005. In connection with the accelerated transition, the company expects to record pre-tax charges during the remainder of the year preliminarily estimated to total $8.6 million, or $0.05 per diluted share, related to the acceleration of certain pension obligations under the Executive Retirement Supplemental Plan in which Mr. Freeman participates.

Dr. Mohapatra joined Quest Diagnostics in February, 1999, as Senior Vice President and Chief Operating Officer and was appointed President in June, 1999. He was elected to the Board of Directors in October, 2002. Over the past five years, he has been responsible for the day-to-day management of Quest Diagnostics and has played an important role in the growth and strategic direction of the company.

Mr. Freeman joined Corning Clinical Laboratories, the predecessor company to Quest Diagnostics, in May, 1995, after holding financial and general management positions at Corning Incorporated from 1972. He became Chairman and CEO of Quest Diagnostics at the end of 1996, when the company was spun off to Corning's shareholders.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and provides advanced information technology solutions to improve patient care. Additional company information is available at: www.questdiagnostics.com

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks




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and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2003 Form 10-K and subsequent filings.

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